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                                                                  EXHIBIT (e)(8)


                        SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (the "Agreement") is made and entered into by and between ROGUE WAVE SOFTWARE, INC. ("Rogue Wave") and MS. MARY KREIDLER WALKER (collectively "parties") as of the Execution Date of this Agreement defined in paragraph 25 below. This agreement shall become effective if Ms. Walker's employment is terminated for any reason other than for cause within one year of a change of control. For the purposes of this agreement "Change of Control" means the occurrence of any of the following events:

         Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities;

         A change in the composition of the Board occurring within a twelve-month period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);

         The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or such surviving entity's parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or such surviving entity's parent outstanding immediately after such merger or consolidation;

         The consummation of the sale or disposition by the Company of all, or seventy-five percent (75%) or more of the Company's assets.

                                   I. RECITALS

         WHEREAS, effective as of [DATE OF SEPARATION], Ms. Walker's employment with Rogue Wave as Vice President, Human Resources and Administration, and any and all other positions she may have held with Rogue Wave shall cease; and

         WHEREAS, the parties wish to make the separation amicable but conclusive on the terms and conditions set forth herein; and



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         WHEREAS, Ms. Walker accepts the benefits of this Separation and Release
Agreement with the acknowledgment that by its terms she has been fully and satisfactorily compensated.

                                  II. COVENANTS

         THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, it is hereby agreed by and between the parties hereto as follows:

         1. SEPARATION. Ms. Walker's employment with Rogue Wave as Vice President, Human Resources and Administration, and any and all other positions she may have held with Rogue Wave, shall cease effective as of [Separation Date] ("Separation Date").

         2. CONSIDERATION. Although Rogue Wave has no policy or procedure requiring payment of any severance benefits, Rogue Wave agrees to the following as part of this Agreement. Ms. Walker acknowledges and agrees that Ms. Walker is solely responsible to inform Rogue Wave in writing of Ms. Walker's new address should Ms. Walker change her residence and that failure to do so may result in Ms. Walker not receiving benefits under this Agreement.

         (a) PAYMENT. Rogue Wave agrees to pay Ms. Walker thirty-nine weeks of regular salary (base salary only) calculated at the same rate of regular salary most recently applicable to Ms. Walker immediately prior to the Separation Date, less all legally required deductions and withholdings ("Payment"). The Payment shall be made in a lump sum, payable within 14 days of the Execution Date of this Agreement. The Payment shall be by check and delivered by mail, overnight delivery, or hand delivery, at the sole option of Rogue Wave.

         (b) INSURANCE. To the extent permitted by the federal COBRA law, applicable state laws, and the insurance policies and rules applicable to Rogue Wave, Ms. Walker will be eligible to continue her health insurance benefits and, later, to convert to an individual policy. Ms. Walker acknowledges that Rogue Wave has provided her with a COBRA notification form setting forth Ms. Walker's rights and responsibilities with regard to COBRA coverage. Should Ms. Walker timely elect to continue coverage pursuant to COBRA, Rogue Wave agrees to pay on a monthly basis for a period of nine months ("COBRA Reimbursement Period," unless this obligation is terminated earlier as set forth in this Agreement, for the COBRA premiums Ms. Walker pays in order to maintain health insurance coverage during the COBRA Reimbursement Period that is substantially equivalent to that which Ms. Walker received immediately prior to the Separation Date. Should Ms. Walker obtain employment during the COBRA Reimbursement Period, Rogue Wave's obligation under this paragraph shall forever cease upon the expiration of the waiting period (if any) for entitlement to insurance coverage through Ms. Walker's new employer. Ms. Walker agrees to notify Rogue Wave in writing in the event that Ms. Walker obtains employment. In any event, and notwithstanding any provision to the contrary on this paragraph, Rogue Wave's obligations under this paragraph shall forever cease no later than by the end of the COBRA Reimbursement Period.

         (c) OTHER COMPENSATION. Except as expressly provided herein, Ms. Walker acknowledges and agrees that Ms. Walker will not receive (nor is Ms. Walker entitled to receive)


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any additional consideration, payments, reimbursements, incentive payments, stock, equity interests or benefits of any kind. Ms. Walker further acknowledges and agrees that on or before the Separation Date Rogue Wave paid to Ms. Walker in full any and all wages, salary, accrued but unused vacation, floating holiday accrued but not taken, personal time off, bonuses, stock options, incentive payments and compensation due and owing, if any, as of the Separation Date.

         3. INSURANCE. To the extent permitted by the federal COBRA law and the insurance policies and rules applicable to Rogue Wave, Ms. Walker will be eligible to continue her health insurance benefits at her own expense and, later, to convert to an individual policy. Ms. Walker acknowledges that Rogue Wave has provided her with a COBRA information form setting forth Ms. Walker's rights and responsibilities with regard to COBRA coverage.

         4. DENIAL OF LIABILITY. The parties acknowledge that any payment by Rogue Wave and any release by Ms. Walker pursuant to this Agreement are made to ensure that the separation is amicable, that in making any such payment or release, Rogue Wave and Ms. Walker in no way admit any liability to each other and that they expressly deny any such liability.

         5. NONDISPARAGEMENT. Ms. Walker and Rogue Wave agree that neither party will at any time disparage the other to third parties in any manner likely to be harmful to the other party, their business reputation, or the personal or business reputation of its directors, shareholders and/or employees. Notwithstanding the prohibition in the preceding sentence, each party shall respond accurately and fully to any question, inquiry, or request for information when required by legal process.

         6. ROGUE WAVE PROPERTY. Prior to the Separation Date, Ms. Walker agrees to return to Rogue Wave all Rogue Wave documents (and all copies thereof) and any and all other Rogue Wave property in Ms. Walker's possession, custody or control, including, but not limited to, financial information, customer information, customer lists, employee lists, Rogue Wave files, cellular telephones, contracts, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, software, tangible property, credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential material of Rogue Wave (and all reproductions thereof).

         7. CONFIDENTIALITY. The provisions of this Agreement shall be held in strictest confidence by Ms. Walker and Rogue Wave and shall not be publicized or disclosed in any manner whatsoever. Notwithstanding the prohibition in the preceding sentence: (a) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (b) Rogue Wave may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; (c) Rogue Wave may disclose this Agreement upon request from any government entity; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

         8. BUSINESS EXPENSE REIMBURSEMENT. Rogue Wave agrees to reimburse Ms. Walker for those reasonable business expenses she necessarily incurred in her capacity as a Rogue Wave employee as of the Separation Date consistent with Rogue Wave's policies in this



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regard. Ms. Walker acknowledges and agrees that Rogue Wave will not reimburse her for any expenses she incurred after the Separation Date. Ms. Walker must submit the necessary documentation establishing the amount, date and reason for expenses she incurred and for which she seeks reimbursement no later than 15 days after the Execution Date of this Agreement.

         (a) REFERENCES. To coordinate Rogue Wave's response to any inquiries from prospective employers seeking employment references concerning Ms. Walker, Ms. Walker agrees to direct such prospective employers exclusively to Human Resources for Rogue Wave. Should Human Resources receive an inquiry, Human Resources shall confirm Ms. Walker's period of employment with Rogue Wave, the position she held, and the latest salary that she received as an employee

         9. NONDISCLOSURE OF PROPRIETARY INFORMATION. Ms. Walker agrees and acknowledges that she continues to be bound by the terms of the Proprietary Information and Inventions Agreement between Ms. Walker and Rogue Wave, executed by Ms. Walker on September 1, 1998, a copy of which is attached hereto as Exhibit A and which is incorporated herein as if set forth in full. Nothing in this paragraph should be construed to narrow the obligations of Ms. Walker imposed by any other agreement, law or other source.

         10. RELEASE OF CLAIMS BY MS. WALKER. For the consideration set forth in this Agreement and the mutual covenants of Rogue Wave and Ms. Walker, Ms. Walker hereby releases, acquits and forever discharges Rogue Wave, its affiliated corporations and entities, its and their officers, directors, agents, representatives, servants, attorneys, employees, shareholders, successors and assigns of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known or unknown, suspected and unsuspected, disclosed and undisclosed, liquidated or contingent, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Execution Date, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with Ms. Walker's employment with Rogue Wave or the conclusion of that employment; claims or demands related to salary, bonuses, commissions, incentive payments, stock, stock options, or any ownership or equity interests in Rogue Wave, vacation pay, personal time off, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation; claims pursuant to any federal, any state or any local law, statute, common law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; attorney's fees under Title VII of the federal Civil Rights Act of 1964, as amended, or any other statute, agreement or source of law; the federal Americans with Disabilities Act of 1990; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Colorado Discrimination and Unfair Employment Act, tort law; contract law; wrongful discharge; discrimination; harassment; fraud; misrepresentation; defamation; libel; emotional distress; and breach of the implied covenant of good faith and fair dealing.

         11. TAX CONSEQUENCES. Ms. Walker expressly acknowledges that Rogue Wave has not made, nor herein makes, any representation about the tax consequences of any consideration provided by Rogue Wave to Ms. Walker pursuant to this Agreement.


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         12. VOLUNTARY AND KNOWINGLY. Ms. Walker acknowledges that in executing this Agreement, Ms. Walker has reviewed it and understands its terms and has had an opportunity and was advised to seek guidance from counsel of Ms. Walker's own choosing, and was fully advised of Ms. Walker's rights under law, and acted knowingly and voluntarily.

         13. DUTY TO EFFECTUATE. The parties agree to perform any lawful additional acts, including the execution of additional agreements, as are reasonably necessary to effectuate the purpose of this Agreement.

         14. ENTIRE AGREEMENT. Except for those agreements expressly referenced herein, this Agreement, including all Exhibits hereto, constitutes the complete, final and exclusive embodiment of the entire agreement between Ms. Walker and Rogue Wave with regard to the subject matter hereof. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing signed by Ms. Walker and a duly authorized officer of Rogue Wave.

         15. SUCCESSORS AND ASSIGNS. This Agreement, including all Exhibits hereto, shall bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and insure to the benefit of each party, its heirs, successors and assigns.

         16. APPLICABLE LAW. The parties agree and intend that this Agreement be construed and enforced in accordance with the laws of the State of Colorado.

         17. FORUM. Any controversy arising out of or relating to this Agreement or the breach thereof, or any claim or action to enforce this Agreement or portion thereof, or any controversy or claim requiring interpretation of this Agreement must be brought in a forum located within the State of Colorado. No such action may be brought in any forum outside the State of Colorado. Any action brought in contravention of this paragraph by one party is subject to dismissal at any time and at any stage of the proceedings by the other, and no action taken by the other in answering, defending, counter claiming, appealing or otherwise shall be construed as a waiver of this right to immediate dismissal. A party bringing an action in contravention of this paragraph shall be liable to the other party for the costs, expenses and attorney's fees incurred in successfully dismissing the action or successfully transferring the action to a forum located within the State of Colorado.

         18. SEVERABLE. If any provision of this Agreement is determined to be invalid, void or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement, and the provision in question shall be modified so as to be rendered enforceable.

         19. ENFORCE ACCORDING TO TERMS. The parties intend this Agreement to be enforced according to their terms.

         20. EXECUTION DATE. This Agreement is effective on the later of the dates that each party signed this Agreement ("Execution Date").


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         21. SECTION HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         22. EXPIRATION. Unless otherwise agreed to by Rogue Wave in writing signed by an authorized Rogue Wave representative, this agreement must be executed by Ms. Walker and delivered to Rogue Wave no later than [date (45 days after separation date] to be effective or binding on Rogue Wave.





         IN WITNESS WHEREOF, the parties have duly authorized and caused this Agreement to be executed as follows:

MS. MARY KREIDLER WALKER                 ROGUE WAVE SOFTWARE, INC.,
An individual                            a corporation

    /s/ Mary K. Walker                   By: /s/ Kathleen E. Brush
----------------------------------           ----------------------------------
Mary Kreidler Walker                         Kathleen E. Brush
                                             Its:  President and
                                             Chief Executive Officer

Date:       September 17, 2003           Date: September 17, 2003
     -----------------------------            ----------------------



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